                     November 1, 2018

Dominion Energy Announces Third-Quarter 2018 Earnings, Additional Non-Core Asset Sale;
 Provides Atlantic Coast Pipeline & Supply Header Updates
•	Third-quarter 2018 reported earnings of $1.30 per share; operating earnings of $1.15 per share
•	Narrows full-year 2018 operating earnings guidance to $3.95 to $4.10 per share
•	Executed agreement to divest interest in Blue Racer Midstream for consideration of up to $1.5 billion
•	Atlantic Coast Pipeline and Supply Header cost, schedule modifications

RICHMOND, Va. – Dominion Energy (NYSE: D) today announced unaudited reported earnings determined in accordance with Generally Accepted Accounting Principles (reported earnings) for the three months ended Sept. 30, 2018 of $854 million ($1.30 per share) compared with earnings of $665 million ($1.03 per share) for the same period in 2017.

Operating earnings for the three months ended Sept. 30, 2018, were $758 million ($1.15 per share), compared with operating earnings of $672 million ($1.04 per share) for the same period in 2017.  Operating earnings are defined as reported earnings adjusted for certain items.  The principal difference between operating and reported earnings for the quarter was a gain on nuclear decommissioning trust funds.

Thomas F. Farrell, II, chairman, president and chief executive officer, said:

"Our third-quarter results were at the top end of our guidance range of $0.95 to $1.15 representing another quarter of very strong results.  We are narrowing our 2018 full year operating earnings per share guidance range to $3.95 to $4.10 per share which preserves the same midpoint as our original guidance.  Assuming normal weather, we continue to expect operating earnings per share for 2018 to be above the midpoint of this narrowed guidance range.

"We continue to achieve important milestones for growth investments in solar and offshore wind generation, strategic electric distribution undergrounding, electric grid modernization, electric transmission, nuclear generation relicensing, and gas distribution pipeline replacement.  These programs will provide meaningful benefits to our customers and will support earnings growth well into the next decade."

Additional non-core asset sale
Dominion Energy also announced today that it has executed a definitive agreement to divest its 50% interest in the Blue Racer Midstream joint venture to First Reserve and affiliated investment funds for total consideration of up to $1.5 billion including $1.2 billion of cash consideration and up to $300 million in earn-out payments that would be payable from 2019 through 2021 based on Blue Racer Midstream's performance.

The transaction is expected to close by year-end 2018 and initial proceeds will be used to reduce parent-level debt.  Goldman Sachs & Co acted as financial advisor to Dominion Energy and Troutman Sanders as legal counsel.

"Blue Racer Midstream is a high-quality business with an extremely capable management team.  However, this investment has become non-core to Dominion Energy as we continue to focus on regulated energy infrastructure," said Farrell.  "We have consistently indicated that a sale of Blue Racer would be opportunistic based on a compelling valuation and transaction structure.  We are very pleased with the attractive valuation achieved through the competitive sale process which represents a multiple range of approximately 14 times to 16 times estimated 2018 EBITDA based on bookends of potential payments to be received under the earn-out structure," he added.

Farrell continued, "In concluding the credit improvement initiatives announced in March, we have sourced funds to reduce our parent-level debt by around $8 billion including equity issuance, non-core asset sales, and the Cove Point debt financing.  As a result, we will achieve our target parent company credit objectives two years earlier than originally planned."

Atlantic Coast Pipeline, Supply Header project updates
Dominion Energy also provided cost and schedule updates on the Atlantic Coast Pipeline and Supply Header projects.  The FERC stop work order and delays obtaining permits necessary for construction have impacted the cost and schedule for the project.  As a result, project cost estimates have increased from a range of $6.0 to $6.5 billion to a range of $6.5 to $7.0 billion, excluding financing costs.

Atlantic Coast Pipeline is pursuing a phased in-service approach with its customers, whereby we maintain a late 2019 in-service for key segments of the project to meet peak winter demand in critically constrained regions served by the project.   ACP will be pursuing a mid-2020 in-service date for the remaining segments of the project.  Abnormal weather and/or work delays (including delays due to judicial or regulatory action) may result in cost or schedule modifications in the future.

The Supply Header project target in-service remains late 2019.

"We have been constructing ACP in West Virginia and North Carolina and on October 19 we received the final Virginia permit required to petition FERC to be underway with full mainline construction in all three states," Farrell said.  "Following approval from FERC of our Notice to Proceed filing, we will begin mainline construction in Virginia."

"We continue to achieve key milestones toward the successful completion of this critical energy infrastructure project and look forward to delivering safe, reliable, and affordable energy to our customers in time to meet peak demand for the 2019/20 winter season," Farrell added.

Third-quarter 2018 reported and operating earnings compared to 2017
Reported earnings increased 27 cents per share as compared to third-quarter 2017.  Business segment results and detailed descriptions of items included in reported earnings but excluded from operating earnings can be found on schedules 1, 2, and 3 of this release.

Operating earnings increased 11 cents per share as compared to third-quarter 2017 per share operating earnings.   The increase is primarily attributable to favorable weather in our regulated electric service territory, the commercial operation of Cove Point Liquefaction project and the impact of tax reform.  Factors offsetting the increase include lower renewable energy investment tax credits and a higher share count.

Details of third-quarter operating earnings as compared to 2017 may be found on Schedule 4 of this release.

Fourth-quarter 2018 operating earnings guidance
Dominion Energy expects fourth-quarter 2018 operating earnings in the range of $0.80 to $0.95 per share, compared to fourth-quarter 2017 operating earnings of $0.91 per share.  Positive drivers include the Cove Point Liquefaction project and the benefit of tax reform. The company expects negative drivers for the quarter to include lower renewable energy investment tax credits, higher financing costs and a higher share count.

Important note to investors regarding operating and reported earnings
Dominion Energy uses operating earnings as the primary performance measurement of its earnings guidance and results for public communications with analysts and investors.  Dominion Energy also uses operating earnings internally for budgeting, for reporting to the Board of Directors, for the company's incentive compensation plans and for its targeted dividend payouts and other purposes. Dominion Energy management believes operating earnings provide a more meaningful representation of the company's fundamental earnings power.

In providing its operating earnings guidance, the company notes that there could be differences between expected reported earnings and estimated operating earnings for matters such as, but not limited to, acquisitions, divestitures or changes in accounting principles.  At this time, Dominion Energy management is not able to estimate the aggregate impact of these items on future period reported earnings.

Conference call today
The company will host its third-quarter earnings conference call at 11 a.m. ET on Thursday, Nov. 1, 2018.  Management will discuss third-quarter financial results and other matters of interest to the financial community.

Domestic callers should dial (877) 410-5657.   International callers should dial (334) 323-9872.  The passcode for the conference call is "Dominion."  Participants should dial in 10 to 15 minutes prior to the scheduled start time.  Members of the media also are invited to listen.

A live webcast of the conference call, including accompanying slides, and other financial information will be available on the investor information pages at investors.dominionenergy.com.

A replay of the conference call will be available beginning about 2 p.m. ET Nov. 1 and lasting until 11 p.m. ET Nov. 8.  Domestic callers may access the recording by dialing (877) 919-4059.  International callers should dial (334) 323-0140.  The PIN for the replay is 89035328.  Additionally, a replay of the webcast will be available on the investor information pages by the end of the day Nov. 1.

About Dominion Energy
Nearly 6 million customers in 19 states energize their homes and businesses with electricity or natural gas from Dominion Energy (NYSE: D), headquartered in Richmond, Va. The company is committed to sustainable, reliable, affordable, and safe energy and is one of the nation's largest producers and transporters of energy with nearly $80 billion of assets providing electric generation, transmission and distribution, as well as natural gas storage, transmission, distribution, and import/export services. As one of the nation's leading solar operators, the company intends to reduce its carbon intensity 50 percent by 2030. Through its Dominion Energy Charitable Foundation, as well as EnergyShare and other programs, Dominion Energy plans to contribute more than $30 million in 2018 to community causes throughout its footprint and beyond. Please visit www.DominionEnergy.com, Facebook or Twitter to learn more.

This release contains certain forward-looking statements, including forecasted operating earnings for fourth-quarter and full-year 2018 and beyond which are subject to various risks and uncertainties.  Factors that could cause actual results to differ include, but are not limited to: unusual weather conditions and their effect on energy sales to customers and energy commodity prices; extreme weather events and other natural disasters; federal, state and local legislative and regulatory developments; changes to federal, state and local environmental laws and regulations, including proposed carbon regulations; cost of environmental compliance; changes in enforcement practices of regulators relating to environmental standards and litigation exposure for remedial activities; capital market conditions, including the availability of credit and the ability to obtain financing on reasonable terms; fluctuations in interest rates; changes in rating agency requirements or credit ratings and their effect on availability and cost of capital; impacts of acquisitions, divestitures, transfers of assets by Dominion Energy to joint ventures or to Dominion Energy Midstream Partners, and retirements of assets based on asset portfolio reviews; the expected timing and likelihood of completion of the proposed acquisition of SCANA Corporation, including the timing, receipt and terms and conditions of  required regulatory approvals; receipt of approvals for, and timing of, closing dates for other acquisitions and divestitures; changes in demand for Dominion Energy's services; additional competition in Dominion Energy's industries; changes to regulated rates collected by Dominion Energy; changes in operating, maintenance and construction costs; timing and receipt of regulatory approvals necessary for planned construction or expansion projects and compliance with conditions associated with such regulatory approvals; the inability to complete planned construction projects within time frames initially anticipated; and the ability of Dominion Energy Midstream Partners to negotiate, obtain necessary approvals and consummate acquisitions from Dominion Energy and third-parties, and the impacts of such acquisitions.   Other risk factors are detailed from time to time in Dominion Energy's and Dominion Energy Midstream Partners' quarterly reports on Form 10-Q or most recent annual report on Form 10-K filed with the Securities and Exchange Commission.
#####

CONTACTS:      Media: Ryan Frazier, (804) 819-2521 or C.Ryan.Frazier@dominionenergy.com or
                                        Bart Hinkle, (804) 819-2016 or Bart.Hinkle@dominionenergy.com
                      Financial analysts: Steven Ridge, (804) 929-6865 or Steven.D.Ridge@dominionenergy.com

Dominion Energy, Inc.
Consolidated Statements of Income*
Unaudited (GAAP Based)
(millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
(millions, except per share amounts)
Operating Revenue	$ 3,451	$ 3,179	$ 10,005	$ 9,376
Operating Expenses
Electric fuel and other energy-related purchases	761	638	2,128	1,711
Purchased (excess) electric capacity	50	21	87	(8)
Purchased gas	5	24	409	441
Other operations and maintenance	782	697	2,585	2,308
Depreciation, depletion and amortization	526	485	1,487	1,421
Other taxes	177	162	542	519
Total operating expenses	2,301	2,027	7,238	6,392
Income from operations	1,150	1,152	2,767	2,984
Other income	373	121	658	391
Interest and related charges	378	305	1,053	905
Income from operations including noncontrolling interests before income tax expense	1,145	968	2,372	2,470
Income tax expense	262	272	485	683
Net Income Including Noncontrolling Interests	883	696	1,887	1,787
Noncontrolling Interests	29	31	81	100
Net Income Attributable to Dominion Energy	$ 854	$ 665	$ 1,806	$ 1,687
Earnings Per Common Share
Net income attributable to Dominion Energy - Basic	$ 1.31	$ 1.03	$ 2.77	$ 2.66
Net income attributable to Dominion Energy - Diluted	1.30	1.03	2.77	2.66
Dividends Declared Per Common Share	$ 0.8350	$ 0.7700	$ 2.505	$ 2.280

* The notes contained in Dominion Energy's most recent quarterly report on Form 10-Q or annual report on Form 10-K are an integral part of the Consolidated Financial Statements.

Schedule 1 - Segment Reported and Operating Earnings

Unaudited
(millions, except earnings per share)	Three months ended September 30,
	2018	2017	Change

REPORTED EARNINGS [1]	$ 854	$ 665	$ 189

Pre-tax loss (income) [2]	(199)	12	(211)
Income tax [2]	103	(5)	108
Adjustments to reported earnings	(96)	7	(103)

OPERATING EARNINGS	$ 758	$ 672	$ 86
By segment:
Power Delivery	163	138	25
Power Generation	414	369	45
Gas Infrastructure	264	187	77
Corporate and Other	(83)	(22)	(61)
	$ 758	$ 672	$ 86

Earnings Per Share (EPS):
REPORTED EARNINGS [1]	$ 1.30	$ 1.03	$ 0.27
Adjustments to reported earnings (after tax)	(0.15)	0.01	(0.16)
OPERATING EARNINGS	$ 1.15	$ 1.04	$ 0.11
By segment:
Power Delivery	0.25	0.21	0.04
Power Generation	0.63	0.57	0.06
Gas Infrastructure	0.40	0.29	0.11
Corporate and Other	(0.13)	(0.03)	(0.10)
	$ 1.15	$ 1.04	$ 0.11

Common Shares Outstanding (average, diluted)	654.9	642.5

(millions, except earnings per share)	Nine months ended September 30,
	2018	2017	Change

REPORTED EARNINGS [1]	$ 1,806	$ 1,687	$ 119

Pre-tax loss (income) [2]	251	28	223
Income tax [2]	2	(11)	13
Adjustments to reported earnings	253	17	236

OPERATING EARNINGS	$ 2,059	$ 1,704	$ 355
By segment:
Power Delivery	464	390	74
Power Generation	1,038	870	168
Gas Infrastructure	840	613	227
Corporate and Other	(283)	(169)	(114)
	$ 2,059	$ 1,704	$ 355

Earnings Per Share (EPS):
REPORTED EARNINGS [1]	$ 2.77	$ 2.66	$ 0.11
Adjustments to reported earnings (after tax)	0.39	0.03	0.36
OPERATING EARNINGS	$ 3.16	$ 2.69	$ 0.47
By segment:
Power Delivery	0.71	0.62	0.09
Power Generation	1.59	1.37	0.22
Gas Infrastructure	1.29	0.97	0.32
Corporate and Other	(0.43)	(0.27)	(0.16)
	$ 3.16	$ 2.69	$ 0.47

Common Shares Outstanding (average, diluted)	652.8	633.4

1)	Determined in accordance with Generally Accepted Accounting Principles (GAAP).
2)
Adjustments to reported earnings are included in Corporate and Other segment reported GAAP earnings.  Refer to Schedules 2 and 3 for details, or find "GAAP Reconciliation" in the Earnings Release Kit on Dominion Energy's website at www.dominionenergy.com/investors.

Schedule 2 - Reconciliation of 2018 Reported Earnings to Operating Earnings

2018 Earnings (Nine months ended September 30, 2018)

The  $251 million pre-tax net effect of the adjustments included in 2018 reported earnings, but excluded from operating earnings, is primarily related to the following items:

•	$215 million charge associated with Virginia legislation enacted in March that requires one-time rate credits of certain amounts to utility customers.
•	$124 million charge associated with disallowance of FERC-regulated plant.
•
$81 million charge associated with the asset retirement obligations for ash ponds and landfills at certain utility generation facilities in connection with the enactment of Virginia legislation in April.

•	$31 million of restoration costs associated with Winter Storm Riley primarily affecting our Virginia service territory.
•	$28 million of transaction and transition costs associated with the Dominion Energy Questar combination and the proposed acquisition of SCANA Corporation.
•	$156 million net gain related to our investments in nuclear decommissioning trust funds.
•
$70 million net benefit associated with the announced sales of certain merchant electric generation power stations, primarily reflecting a gain on the sale of our 25% interest in Catalyst Old River Hydroelectric.

•	$31 million benefit associated with retroactive application of depreciation rates for regulated nuclear plants to comply with the Virginia Commission requirements.

(millions, except per share amounts)	1Q18	2Q18	3Q18	4Q18	YTD 2018	[2]
Reported earnings	$503	$449	$854		$1,806
Adjustments to reported earnings [1]:
Pre-tax loss (income)	305	145	(199)		251
Income tax benefit	(67)	(34)	103		2
	238	111	(96)		253
Operating earnings	$741	$560	$758		$2,059
Common shares outstanding (average, diluted)	650.5	653.1	654.9		652.8
Reported earnings per share	$0.77	$0.69	$1.30		$2.77
Adjustments to reported earnings (after-tax)	0.37	0.17	(0.15)		0.39
Operating earnings per share	$1.14	$0.86	$1.15		$3.16

1) Adjustments to reported earnings are reflected in the following table:
	1Q18	2Q18	3Q18	4Q18	YTD 2018
Pre-tax loss (income):
Impact of Virginia rate legislation	215				215
FERC-regulated plant disallowance		122	2		124
Future ash pond and landfill closure costs		81			81
Storm costs	31				31
Merger-related transaction and transition costs	16	9	3		28
Net (gain) loss on NDT funds	43	(50)	(149)		(156)
Sale of non-core assets			(70)		(70)
VA depreciation revision		(31)			(31)
Other		14	15		29

	$305	$145	($199)		$251
Income tax expense (benefit):
Tax effect of above adjustments to reported earnings *	(67)	(34)	38		(63)
Re-measurement of Deferred Tax balances **			47		47
Valuation Allowance ***			18		18
	($67)	($34)	$103		$2

* Income taxes for individual pre-tax items include current and deferred taxes using a transactional effective tax rate. For interim reporting purposes, such amounts may be adjusted in connection with the calculation of the Company's year-to-date income tax provision based on its estimated annual effective tax rate.

** During 2018, the Companies recorded further adjustments to deferred taxes in accordance with recently released tax reform guidance and to revise estimates made at year-end 2017.

*** A valuation allowance has been recognized against the portion of a deferred tax asset associated with a pending asset sale that is no longer projected of being utilized to offset future taxable income.

2) YTD EPS may not equal sum of quarters due to share count difference.

Schedule 3 - Reconciliation of 2017 Reported Earnings to Operating Earnings

2017 Earnings (Twelve months ended December 31, 2017)

The  $235 million pre-tax net effect of the adjustments included in 2017 reported earnings, but excluded from operating earnings, is primarily related to the following items:

•	$158 million of impairment charges associated with our equity method investments in wind-powered generation facilities.
•	$72 million of transaction and transition costs, primarily associated with the Dominion Energy Questar combination.
•	$46 million net gain related to our investments in nuclear decommissioning trust funds.

The 2017 Tax Reform Act reduced the corporate income tax rate from 35% to 21%.  Dominion Energy recognized $851 million of tax benefits resulting from the re-measurement of deferred income taxes to the new corporate income tax rate.

(millions, except per share amounts)	1Q17	2Q17	3Q17	4Q17	YTD 2017	[2]
Reported earnings	$632	$390	$665	$1,312	$2,999
Adjustments to reported earnings [1]:
Pre-tax loss (income)	(31)	47	12	207	235
Income tax	10	(16)	(5)	(934)	(945)
	(21)	31	7	(727)	(710)
Operating earnings	$611	$421	$672	$585	$2,289
Common shares outstanding (average, diluted)	628.1	629.2	642.5	643.9	636.0
Reported earnings per share	$1.01	$0.62	$1.03	$2.04	$4.72
Adjustments to reported earnings (after-tax)	(0.04)	0.05	0.01	(1.13)	(1.12)
Operating earnings per share	$0.97	$0.67	$1.04	$0.91	$3.60

1) Adjustments to reported earnings are reflected in the following table:
	1Q17	2Q17	3Q17	4Q17	YTD 2017
Pre-tax loss (income):
Impairments of equity method investments				158	158
Merger-related transaction & transition costs	3	20	16	33	72
Net gain on NDT funds	(34)	(3)	(4)	(5)	(46)
Other		30		21	51

	($31)	$47	$12	$207	$235
Income tax expense (benefit):
Tax effect of above adjustments to reported earnings *	10	(16)	(5)	(83)	(94)
Re-measurement of Deferred Tax Balances **				(851)	(851)

	$10	($16)	($5)	($934)	($945)

* Income taxes for individual pre-tax items include current and deferred taxes using a transactional effective tax rate. For interim reporting purposes, such amounts may be adjusted in connection with the calculation of the Company's year-to-date income tax provision based on its estimated annual effective tax rate.

** Federal tax reform, enacted in December 2017, reduced the corporate income tax rate from 35% to 21%, effective 1/1/2018.  Deferred taxes are required to be measured at the enacted rate in effect when they are expected to reverse.  As a result, deferred taxes were re-measured to the 21% rate.  For regulated entities, where the reduction in deferred taxes is expected to be recovered or refunded in future rates, the adjustment was recorded to a regulatory asset or liability instead of income tax expense.

2) YTD EPS may not equal sum of quarters due to share count differences

Schedule 4 - Reconciliation of 3Q18 Earnings to 3Q17

Preliminary, Unaudited	Three Months Ended		Nine Months Ended
(millions, except EPS)	September 30,		September 30,
	2018 vs. 2017		2018 vs. 2017
	Increase / (Decrease)		Increase / (Decrease)
Reconciling Items	Amount	EPS	Amount	EPS

Change in reported earnings (GAAP)	$189	$0.27	$119	$0.11

Change in Pre-tax loss (income) [1]	(211)		223
Change in Income tax [1]	108		13
Adjustments to reported earnings	($103)	($0.16)	$236	$0.36

Change in consolidated operating earnings	$86	$0.11	$355	$0.47

Power Delivery [2]
Regulated electric sales:
Weather	$6	$0.01	$28	$0.04
Other	21	0.03	37	0.06
Rider investment	6	0.01	11	0.01
Tax reform impacts	0	-	0	-
Other	(8)	(0.01)	(2)	-
Share dilution	-	-	-	(0.02)
Change in contribution to operating earnings	$25	$0.04	$74	$0.09

Power Generation [2]
Regulated electric sales:
Weather	$15	$0.02	$56	$0.09
Other	(6)	(0.01)	(13)	(0.02)
Merchant generation margin	15	0.02	109	0.17
Planned outage costs	1	-	41	0.07
Electric capacity	(11)	(0.02)	(49)	(0.08)
Renewable energy investment tax credits	4	0.01	(51)	(0.08)
Tax reform impacts	12	0.02	44	0.07
Other	15	0.03	31	0.05
Share dilution	-	(0.01)	-	(0.05)
Change in contribution to operating earnings	$45	$0.06	$168	$0.22

Gas Infrastructure [2]
Farmout transactions	$3	$0.00	$33	$0.05
Transportation and storage growth projects	9	0.02	27	0.04
Cove Point	94	0.15	156	0.25
Tax reform impacts	24	0.03	91	0.14
Interest	(31)	(0.05)	(59)	(0.09)
Other	(22)	(0.03)	(21)	(0.03)
Share dilution	-	(0.01)	-	(0.04)
Change in contribution to operating earnings	$77	$0.11	$227	$0.32

Corporate and Other [2]
Renewable energy investment tax credits	($53)	($0.08)	($68)	($0.11)
Tax reform impacts	(21)	(0.03)	(60)	(0.09)
Interest expense	(8)	(0.01)	(7)	(0.01)
Share dilution and other	21	0.02	21	0.05
Change in contribution to operating earnings	($61)	($0.10)	($114)	($0.16)

Change in consolidated operating earnings	$86	$0.11	$355	$0.47

Change in adjustments included in reported earnings[1]	$103	$0.16	($236)	($0.36)

Change in consolidated reported earnings	$189	$0.27	$119	$0.11

1)
Adjustments to reported earnings are included in Corporate and Other segment reported GAAP earnings.
Refer to Schedules 2 and 3 for details, or find "GAAP Reconciliation" in the Earnings Release Kit on Dominion Energy's website at www.dominionenergy.com/investors.

2)	For period over period comparability reconciling items tax effected using a 35% federal tax rate. Segment specific tax reform impacts outlined as individual reconciling items.

Note: Figures may not add due to rounding